Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated February 5, 2013 to

Pricing Supplement No. 6, dated December 2, 2011, Pricing Supplement No. 4, dated November 30, 2011 and Pricing Supplement No. 5, dated December 1, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 3, 2013 and February 1, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,500,000	86.199%	$1,292,985	January 14, 2013
$4,000,000	86.657%	$3,466,280	January 16, 2013
$1,500,000	86.657%	$1,299,855	January 16, 2013
$2,500,000	86.491%	$2,162,275	January 17, 2013
$4,000,000	86.984%	$3,479,360	January 22, 2013
$2,000,000	87.209%	$1,744,180	January 23, 2013
$5,000,000	88.447%	$4,422,350	January 28, 2013

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 3, 2013 and February 1, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	108.324%	$1,083,240	January 25, 2013

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 3, 2013 and February 1, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	89.521%	$1,790,420	January 14, 2013
$1,500,000	89.728%	$1,345,920	January 16, 2013
$2,000,000	91.633%	$1,832,660	January 22, 2013
$1,500,000	91.756%	$1,376,340	January 24, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$28,500,000.00	88.757%	$25,295,865	$3,450.36(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of these pricing supplements, there are unused registration fees of $69,641.34 that have been paid in respect of the securities covered by pricing supplements No. 6, No. 4 and No. 5 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $66,190.98 remain available for future offerings for such pricing supplements described above.